Exhibit 99.1

RepliGen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse Vice President, Market Development (781) 419-1812

Repligen Reports Fourth Quarter and Fiscal Year 2006 Financial Results -

Fiscal Year Operating Loss of $1,220,000 and Net Income of $697,000

WALTHAM, MA – June 8, 2006 – Repligen Corporation (NASDAQ: RGEN) today reported results for the fourth quarter and fiscal year ended March 31, 2006. Total revenue for fiscal year 2006 was $12,911,000 compared to total revenue of $9,360,000 for the fiscal year ended March 31, 2005, an increase of $3,551,000. Product revenue for fiscal year 2006 consisting of Protein A and SecreFlo® sales, was $12,529,000 compared to $9,360,000 for fiscal year 2005, an increase of 34%. Gross profit on product revenue for fiscal year 2006 was $8,978,000 (72%) compared to $5,472,000 (58%) for fiscal year 2005. The increase in product revenue was primarily due to higher customer demand. Profit margin was impacted favorably by higher revenue and the decreased royalty owed for SecreFlo®, our secretin product which is marketed to gastroenterologists for diagnosis of pancreatitis and gastrinoma, a rare form of cancer.

Operating expenses for the fiscal year ended March 31, 2006 were $14,131,000 compared to $13,522,000 for the same period in fiscal year 2005. Operating loss for the fiscal year ended March 31, 2006 was $1,220,000 compared to $4,162,000 for the same period in fiscal year 2005. Net income for fiscal year 2006 was $697,000 or $.02 per share, compared to a net loss of $2,984,000 or $.10 per share for fiscal year 2005. Cash and investments as of March 31, 2006 were $23,408,000 compared to $23,523,000 on March 31, 2005.

“We are pleased to report that we have achieved our financial guidance, and our operational performance is consistent with our objective to build a self-sustaining, integrated biopharmaceutical company,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Profits from our product sales are being reinvested in the development of our product pipeline, the expansion of our manufacturing capacity and in the maintenance and enforcement of our intellectual property rights.”

Total revenue for the fourth quarter of fiscal year 2006 was $2,885,000 compared to $2,995,000 for the same period in fiscal year 2005, a decrease of 4%. Gross profit on product revenue for the fourth quarter of fiscal year 2006 was $1,955,000 (69%) compared to $1,972,000 (66%) for the fourth quarter of fiscal year 2005. Operating expenses for the fourth quarter of fiscal year 2006 were $3,899,000 compared to $3,544,000, for the fourth quarter of fiscal year 2005. The net loss for the fourth quarter of fiscal year 2006 was $820,000 or $.03 per share, compared to a net loss of $427,000 or $.01 per share for the fourth quarter of fiscal year 2005.

Repligen Reports Fourth Quarter and Fiscal Year 2006 Financial Results, June 8, 2006

Update on Product Development Programs

Secretin

•	Secretin is a gastrointestinal hormone involved in the process of digestion, which has also been shown to have activity in the central nervous system. Secretin signals the release of fluids into the ducts of the pancreas, a result that has been documented in the literature to improve MRI imaging of the pancreas. Following discussions with the FDA on the criteria for approval to market our synthetic human secretin product (RG1068) for improvement of MRI imaging of the pancreas, we have initiated a clinical study to evaluate the use of secretin to aid in the detection of structural abnormalities of the pancreas. We believe there may be more than 100,000 potential MRI images of the pancreas in the U.S. each year that could benefit from the use of secretin.

•	We have completed enrollment in a pilot study to assess the impact of secretin on a surrogate marker for a cognitive deficit characteristic of patients with schizophrenia. A preliminary review of the blinded data suggests that while there may be an effect of drug treatment, further analysis of the data will be necessary to understand the potential impact of secretin on this patient population.

Uridine

•	In February, we announced that we had initiated a Phase 2 clinical trial of uridine in bipolar depression. This is a multi-center, dose escalating study in which 80 patients will receive either an oral formulation of uridine or a placebo for 6 weeks. Patients will be evaluated for the safety and effectiveness of uridine in treating the symptoms of bipolar depression. This study is being conducted under a development agreement with the Stanley Medical Research Institute under which Repligen will receive approximately $1,000,000 in funding. The Stanley Medical Research Institute is the largest nonprofit provider of funding for research on schizophrenia and bipolar disorder in the United States.

Intellectual Property

•	In January, Repligen and The University of Michigan jointly filed a complaint against Bristol-Myers Squibb Company (Bristol) (NYSE: BMY) in the United States District Court for the Eastern District of Texas for infringement of U.S. Patent No. 6,685,941 for the commercial sale of Orencia®. The patent, entitled “Methods of Treating Autoimmune Disease via CTLA4-Ig,” covers methods of using CTLA4-Ig to treat rheumatoid arthritis, as well as other therapeutic methods. Repligen has exclusive rights to this patent from its owners, the University of Michigan and the U.S. Navy and we intend to seek a royalty bearing license agreement with Bristol whether through litigation or negotiation. In February, Bristol answered the complaint and counterclaimed seeking a judgment that the patent is invalid and unenforceable and that Bristol does not infringe the patent.

•	Repligen and MIT previously filed suit against ImClone, alleging that ImClone has infringed U.S. patent No. 4,663,281 in its production of Erbitux®. In February, the Court heard oral argument on summary judgment motions brought by plaintiffs Repligen and MIT and defendant ImClone on the issue of exhaustion of patent rights. The Court may: 1) rule in Repligen’s favor, dismissing ImClone’s patent exhaustion defense and send the case to trial, 2) deny both parties motions and send the case to trial, or 3) rule in ImClone’s favor and dismiss Repligen’s suit, subject to appeal. We hope for a ruling soon on the summary judgment motions but there is no deadline by which the Court must act.

Repligen Reports Fourth Quarter and Fiscal Year 2006 Financial Results, June 8, 2006

Quarterly Conference Call

Walter C. Herlihy, Ph.D., will host a conference call and webcast on Thursday June 8th at 11:00 a.m. EDT, to report fourth quarter and fiscal year 2006 financial results. This call may be accessed via Repligen’s website at www.repligen.com or you may listen to the live broadcast by dialing (866) 356-3095 for domestic calls and (617) 597-5391 for international calls, enter passcode: 95035956.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company committed to being the leader in the development of novel therapeutics for profound neuropsychiatric disorders and autoimmune disease. Repligen has a Specialty Pharmaceuticals business comprised of rProtein A™ and SecreFlo®, the profits from which will be used to partially support the development of our proprietary products. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

Repligen Reports Fourth Quarter and Fiscal Year 2006 Financial Results, June 8, 2006

SELECTED FINANCIAL DATA

Operating Statement Data:

	Three months ended March 31,		Years ended March 31,
	2006	2005	2006	2005
Revenue:
Product revenue	$2,843,000	$2,995,000	$12,529,000	$9,360,000
Other revenue	42,000	—	382,000	—

Total revenue	2,885,000	2,995,000	12,911,000	9,360,000

Operating expenses:
Cost of product revenue	888,000	1,023,000	3,551,000	3,888,000
Research and development	1,413,000	1,334,000	5,163,000	5,037,000
Selling, general and administrative	1,598,000	1,187,000	5,417,000	4,597,000

Total operating expenses	3,899,000	3,544,000	14,131,000	13,522,000

Income (loss) from operations	(1,014,000)	(549,000)	(1,220,000)	(4,162,000)

Interest expense	(3,000)	—	(3,000)	—
Investment income	197,000	122,000	750,000	428,000
Other income	—	—	1,170,000	750,000

Net income (loss)	$(820,000)	$(427,000)	$697,000	$(2,984,000)

Earnings Per Share:
Basic and diluted	$(0.03)	$(0.01)	$0.02	$(0.10)

Weighted average shares outstanding:
Basic	30,202,000	30,080,000	30,125,000	30,062,000

Diluted	30,202,000	30,080,000	30,691,000	30,062,000

Balance Sheet Data:

	As of March 31,
	2006	2005
Cash and marketable securities*	$23,408,000	$23,523,000
Total assets	28,599,000	27,607,000
Stockholders’ equity	25,433,000	24,290,000

*	does not include restricted cash

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance, management’s strategy, plans and objectives for future operations, clinical trials and results, product development and manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market, projected growth in product sales, opportunities for collaboration and licensing, and our intellectual property portfolio constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.